Exhibit 21.1

Subsidiaries List

Direct and Indirect Subsidiaries of Avalanche Treasury Corporation

Name of Subsidiary	Jurisdiction of Incorporation
Avalanche Treasury Company LLC	Delaware
Mountain Lake Acquisition Corp.	Delaware